Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to include in this Amendment No. 1 to Registration Statement on Form S-1 of Quoin Pharmaceuticals Ltd. our report dated April 13, 2022 (except for Notes 2 and 17 as to which the date is August 2, 2022), which includes an emphasis of a matter regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Quoin Pharmaceuticals Ltd. as of December 31, 2021 and 2020 and for each of the years in the three year period ended December 31, 2021. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey
February 8, 2023